As filed with the Securities and Exchange Commission on January 13, 2017

Registration No. 333-205340

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Delaware	37-1744899
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1450 Centrepark Boulevard, Suite 210 West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip code)

Platform Specialty Products Corporation Employee Savings and 401(k) Plan
(formerly MacDermid, Incorporated Employee Savings and 401(k) Plan)
(Full title of the plan)

John E. Capps
Executive Vice President, General Counsel and Secretary
Platform Specialty Products Corporation
1450 Centrepark Boulevard, Suite 210
West Palm Beach, Florida 33401
(Name and address of agent for service)

(561) 207-9600
(Telephone number, including area code, of agent for service)

Copies to:
Donn A. Beloff, Esq.
Greenberg Traurig, P.A.
401 E. Las Olas Blvd., Suite 2000
Ft. Lauderdale, Florida 33301
(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
Platform Specialty Products Corporation, a Delaware corporation (the "Company") is filing this Post-Effective Amendment No.1 to deregister certain shares of its common stock (the "Shares") and related plan participation interests (the "Interests") in the Platform Specialty Products Corporation Employee Savings and 401(k) Plan (formerly MacDermid, Incorporated Employee Savings and 401(k) Plan), effective as of January 1, 2014, as amended by Amendment No. 2, dated as of September 8, 2014, Amendment No. 3, dated as of November 17, 2014, Amendment No. 4, dated as of February 10, 2015, Amendment No. 5, dated as of October 31, 2015, and Amendment No. 6, dated as of April 21, 2016 (collectively, and as from time to time amended, the “401(k) Plan”). An aggregate of 1,000,000 issued and outstanding Shares and an indeterminate number of Interests were originally registered to be offered under the 401(k) Plan pursuant to the Registration Statement on Form S-8 (File No. 333-205340) filed with the Securities and Exchange Commission (the "SEC") on June 29, 2015 (the "Original Registration Statement").
The 401(k) Plan does not offer a Company stock fund but rather allows plan participants to purchase Shares with employee contributions through a self-directed "brokerage window." In the context of providing such self-directed brokerage window, the Company and the 401(k) Plan do no more than describe the self-directed brokerage window as part of the investment alternatives under the 401(k) Plan, make payroll deductions, and pay administrative expenses not in any way tied to particular investments selected by the 401(k) Plan participants and take no action to draw such participants' attention to the possibility of investing in the Shares through the brokerage window. As a result, based on the SEC's recent guidance on self-directed brokerage windows, the Company is not considered to be offering its securities to its employees for purposes of registration under the Securities Act of 1933, as amended. Given that the Shares issued under the 401(k) Plan are not required to be registered, the Company is filing this Post-Effective Amendment No. 1 to the Original Registration Statement to deregister all remaining Shares and the related Interests that were previously registered under the Original Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-205340 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 13th day of January, 2017.

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-205340 has been signed below by the following persons in the capacities indicated below on the 13th day of January, 2017.

Signature	Title	Date

/s/ Rakesh Sachdev	Director and Chief Executive Officer	January 13, 2017
Rakesh Sachdev	(principal executive officer)

/s/ Sanjiv Khattri	Executive Vice President and Chief Financial Officer	January 13, 2017
Sanjiv Khattri	(principal financial officer)

/s/ John P. Connolly	Vice President, Corporate Controller and Chief Accounting Officer	January 13, 2017
John P. Connolly	(principal accounting officer)

*	Chairman of the Board	January 13, 2017
Martin E. Franklin

*	Director	January 13, 2017
Ian G. H. Ashken

*	Director	January 13, 2017
Nicolas Berggruen

*	Director	January 13, 2017
Michael F. Goss

*	Director	January 13, 2017
Ryan Israel

*	Director	January 13, 2017
E. Stanley O’ Neal

*By:	/s/ Frank J. Monteiro
Name:	Frank J. Monteiro, Attorney-in-Fact
The Plan. Pursuant to the requirements of the Securities Act of 1933, the Platform Specialty Products Corporation Employee Savings and 401(k) Plan, as amended, has duly caused this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-205340 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on the 13th day of January, 2017.

PLATFORM SPECIALTY PRODUCTS CORPORATION CORPORATION EMPLOYEE SAVINGS AND 401(K) PLAN

By:	/s/ Debra Vigeant
Name:	Debra Vigeant
Title:	401(k) Plan Administrator